Exhibit 4(a)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIRECTV

DIRECTV, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.             The present name of the Corporation is DIRECTV, which is the name under which the Corporation was originally incorporated; and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware is April 24, 2009.

2.             This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the Certificate of Incorporation of the Corporation, has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.             The Corporation’s Certificate of Incorporation hereby is amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1  Name.

The name of the corporation is DIRECTV.

ARTICLE II

Section 2.1  Address.

The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1  Purpose.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 4.1  Authorized Capital Stock.

The total number of shares of all classes of stock that the Corporation is authorized to issue is 4,000,000,000 shares, consisting of (i) 3,500,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), (ii) 30,000,000 shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock”), (iii) 420,000,000 shares of Class C common stock, par value $0.01 per share (the “Class C Common Stock”, and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and (iv) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Each share of Class A Common Stock, Class B Common Stock and Class C Common Stock will, except as otherwise provided in this Certificate of Incorporation, be identical in all respects and have equal rights, powers and privileges.

Section 4.2  Increase or Decrease in Authorized Common or Preferred Stock.

The number of authorized shares of Preferred Stock or any class of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or then issuable pursuant to any Convertible Securities) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or Common Stock, voting separately as a class or as a separate series, shall be required therefor.

Section 4.3  Preferred Stock.

(a)           Subject to the other provisions of this Certificate of Incorporation, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide by resolution or resolutions from time to time out of the unissued shares of Preferred Stock for the issuance of one or more series of Preferred Stock, without further stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof.

(b)           The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following: (i) the designation of the series, which may be by distinguishing number, letter or title, (ii) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative, (iv) the dates on which dividends, if any, shall be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series, (vii) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (viii) whether the shares of the series shall be convertible into, or exchangeable or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (ix) any restrictions on the issuance of shares of the same series or any other class or series, (x) the voting rights, if any, of the holders of shares of the series generally or upon specified events, and (xi) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications or limitations of, or restrictions on, such shares as are permitted by law.

(c)           Shares of Preferred Stock, regardless of series, that are converted into other securities or other consideration or otherwise acquired by the Corporation shall be retired and canceled and the Corporation shall take all such actions as are necessary to cause such shares to have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and, unless otherwise provided in this Certificate of Incorporation or the applicable Preferred Stock Designation, the Corporation shall have the right to reissue such shares.

Section 4.4  Voting Rights.

(a)           Subject to applicable law, to the provisions of this Certificate of Incorporation and to the rights and powers, if any, of any outstanding series of Preferred Stock to vote as a separate class or series, or to vote together with one or more other series of Preferred Stock or together with one or more classes of Common Stock, on any matter:

(i)            each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote;

(ii)           each holder of Class B Common Stock shall be entitled to fifteen (15) votes for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; and

(iii)          the Class C Common Stock shall be non-voting stock and, except as (and then only to the extent) required by applicable law, shall not entitle the holders thereof to vote on any matter on which stockholders are entitled to vote. If a vote or consent of the holders of Class C Common Stock should at any time be required by the laws of the State of Delaware on any matter, each holder of Class C Common Stock shall be entitled to 1/100th of a vote on such matter for each share of Class C Common Stock held of record by such holder.

(b)           Except as (and then only to the extent) required by applicable law, or as otherwise expressly set forth in this Certificate of Incorporation, on all matters on which stockholders are entitled to vote, holders of Voting Securities shall vote their respective shares of Class A Common Stock, Class B Common Stock and Preferred Stock (if such Preferred Stock is a Voting Security) together as one class. If a vote or consent of the holders of Class C Common Stock shall be required by applicable law on a matter referred to in the immediately preceding sentence, then holders of Class C Common Stock shall vote their shares of Class C Common Stock with holders of Class A Common Stock, Class B Common Stock and Preferred Stock (if such Preferred Stock is a Voting Security) together as one class, except as (and then only to the extent) required by applicable law.

(c)           Except as required by applicable law and notwithstanding any other provision in this Section 4.4, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers (including, without limitation, voting powers), designations, preferences, or relative, participating, optional or other special rights, or to qualifications, limitations, or restrictions thereof, of the Preferred Stock or any series thereof, if the holders of outstanding shares of Preferred Stock or any series thereof are entitled, either separately or together with the holders of outstanding shares of one or more other classes or series of capital stock of the Corporation, to vote thereon pursuant to applicable law or this Certificate of Incorporation, as amended from time to time.

(d)           So long as any shares of Class A Common Stock are issued and outstanding, unless the Corporation shall have obtained a Class A Consent with respect to such transaction, the Corporation shall not engage in a merger, consolidation or sale of all or substantially all of its assets (a “Subject Transaction”) (x) as to which the DGCL, as then in effect, requires the approval, vote or consent of the Corporation’s stockholders (which, for the avoidance of doubt, shall not include instances where a Class B Consent is required hereunder but stockholder approval otherwise is not required), and (y) the terms of such Subject Transaction provide that the holders of Class A Common Stock are to receive consideration per share of Class A Common Stock that is different in form or amount than the per share consideration to be received in respect of shares of Class B Common Stock in such Subject Transaction. The provisions of this Section 4.4(d) shall cease to be of any force or effect and shall be automatically repealed without any action on the part of the Corporation or the stockholders of the Corporation and replaced with the words “Intentionally Omitted” (and the Corporation will issue a public announcement of such occurrence) upon the earliest to occur of (i) such time as the Malones in the aggregate do not own shares of Class B Common Stock entitling them to vote at least 10% of the combined voting power of all outstanding shares of Class A Common Stock and Class B Common Stock, (ii) the death of Mr. John C. Malone, and (iii) June 30, 2010, if the Judgment Effective Date has not occurred as of such date.

Section 4.5  Automatic Conversion of Class B Common Stock into Class A Common Stock.

Transfers of shares of Class B Common Stock shall be subject to the following provisions. A holder of shares of Class B Common Stock that wishes to effect a Transfer of shares of Class B Common Stock shall provide written notice thereof to the Corporation prior to the Close of Business on the business day prior to the proposed date of transfer (the “Transfer Notice”). The Transfer Notice shall (i) identify the proposed transferee, (ii) state whether or not the proposed transferee is an Affiliate of the transferor, and (iii) state whether or not the Transfer is being effected in a Public Transfer. The transferor shall provide such additional supporting information, opinions and documentation as may be reasonably requested by the Corporation. If the Transfer (y) is to a transferee that is not an Affiliate of the transferor and (z) is being effected pursuant to a Public Transfer, then immediately following such Transfer each such share of Class B Common Stock so Transferred will automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock registered in the name of the transferee (the “Class B Automatic Conversion”). All other Transfers of shares of Class B Common Stock shall not result in a Class B Automatic Conversion, and in all such other cases the shares of Class B Common Stock being Transferred shall be registered in the name of the transferee and shall not be converted into shares of Class A Common Stock. All shares of Class B Common Stock shall be certificated and shall bear a legend stating that such shares are subject to the Class B Automatic Conversion provisions set forth herein. The Corporation shall not be obligated to issue one or more certificates or instruct the Corporation’s transfer agent to make a book entry evidencing the shares of Class A Common Stock issuable upon a Class B Automatic Conversion unless the certificate(s) evidencing Transferred share(s) of Class B Common Stock are delivered to the Corporation for cancellation.

Section 4.6  Dividends and Distributions.

Whenever a dividend, other than a dividend that constitutes a Share Distribution, is paid to the holders of any class of Common Stock then outstanding, the Corporation will also pay to the holders of each other class of Common Stock then outstanding an equal dividend per share. Dividends will be payable only as and when declared by the Board out of assets of the Corporation legally available therefor. Whenever a Share Distribution is paid to the holders of any class of Common Stock then outstanding, the Corporation will also pay a Share Distribution to the holders of each other class of Common Stock then outstanding, as provided in Section 4.7 below. For purposes of this Section 4.6 and Section 4.7 below, a “Share Distribution” means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of capital stock, Convertible Securities or other securities of the Corporation or any other Person.

Section 4.7  Share Distributions.

If at any time a Share Distribution is to be made with respect to any class of Common Stock, such Share Distribution may be declared and paid only as follows:

(a)           a Share Distribution (i) consisting of shares of Class C Common Stock or Class C Convertible Securities may be declared and paid to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, on an equal per share basis, or (ii) consisting of (x) shares of Class A Common Stock or Class A Convertible Securities may be declared and paid to holders of Class A Common Stock, on an equal per share basis, (y) shares of Class B Common Stock or Class B Convertible Securities may be declared and paid to holders of Class B Common Stock, on an equal per share basis, and (z) shares of Class C Common Stock or Class C Convertible Securities may be declared and paid to holders of Class C Common Stock, on an equal per share basis; or

(b)           subject to Section 4.7(c) below, a Share Distribution consisting of any class or series of securities of the Corporation or any other Person other than Class A Common Stock, Class B Common Stock or Class C Common Stock (or Class A Convertible Securities, Class B Convertible Securities or Class C Convertible Securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each such class of Common Stock, or (iii) a separate class or series of securities to the holders of one or more classes of Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other classes of Common Stock; provided, that, in connection with a Share Distribution pursuant to clause (ii) or clause (iii) of this Section 4.7(b), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable), with holders of shares of Class B Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other class of Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable) among the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, and (2) in the event the securities to be received by the holders of shares of Common Stock other than the Class B Common Stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of each class of Common Stock (other than the Class B Common Stock) (A) as the Board of Directors determines or (B) such that the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of each class of Common Stock (other than the Class B Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable) of such class of Common Stock, as compared to the other classes of Common Stock (other than the Class B Common Stock).

(c)           So long as any shares of Class B Common Stock are issued and outstanding, unless a Class B Consent has been received approving the terms of such Share Distribution, (i) no Share Distribution may be declared or paid if the securities to be received by the holders of the Class C Common Stock in such Share Distribution (and, if the Share Distribution consists of Convertible Securities, the Underlying Securities with respect thereto) are entitled to vote with respect to matters upon which security holders of the issuer thereof are generally entitled to vote (other than to an extent no greater than the holders of Class C Common Stock are entitled to vote upon matters as provided in this Certificate of Incorporation); and (ii) no Share Distribution of securities entitled to vote generally upon matters that may be submitted to a vote of security holders of the issuer thereof, whether consisting of any class or series of securities of the Corporation or any other Person (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase such securities), may be declared or paid unless the securities to be received by the holders of Class B Common Stock in such Share Distribution (and, if the Share Distribution consists of Convertible Securities, the Underlying Securities with respect thereto) at all times have voting power with respect to matters upon which security holders of the issuer thereof are generally entitled to vote per share or other unit (“Per Share Voting Power”) of not less than fifteen times the Per Share Voting Power of the securities (and, if the Share Distribution consists of Convertible Securities, the Underlying Securities with respect thereto) to be received in such Share Distribution by the holders of each other class of Common Stock receiving securities entitled to such voting power, if any.

Section 4.8  Liquidation, Dissolution or Winding Up.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the payment or provision for payment of the preferential and other amounts, if any, to which the holders of Preferred Stock, if any, shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. For the purposes of this Section 4.8, neither the sale, conveyance, exchange, lease, assignment, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other Persons shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntary or involuntary, unless such sale, conveyance, exchange, lease, assignment, transfer or other disposition, merger or consolidation shall be in connection with a liquidation, dissolution or winding-up of the business of the Corporation.

Section 4.9  Excess Shares.

(a)  Purpose.  For purposes of (x) protecting the Corporation and its stockholders from potential adverse tax effects that could result for U.S. income tax purposes from certain changes in ownership of shares of Equity Stock in light of the Corporation’s participation in the Splitco Merger and related transactions, including the DIRECTV Merger, and (y) inducing The DIRECTV Group, Inc. to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the provisions of this Section 4.9 shall apply.

(b)  Prohibited Transfers.  If, notwithstanding any other provisions contained herein, at any time during the Prohibition Period, there is a purported Transfer or Non-Transfer Event such that any Person otherwise would be treated as acquiring shares of Equity Stock, directly or indirectly (as determined by reference to Section 355(e) of the Code, taking into account applicable constructive ownership rules and any Treasury regulations promulgated thereunder), and (x) such Person is, or upon such purported Transfer or Non-Transfer Event, would become, a ten-percent shareholder of the Corporation, a controlling shareholder of the Corporation, or a member of a coordinating group that is, or upon such purported Transfer or Non-Transfer Event, would become, a ten-percent shareholder of the Corporation or a controlling shareholder of the Corporation, each as defined in Treasury Regulation Section 1.355-7, or (y) both (A) the acquisition of shares of Equity Stock would not be considered, for purposes of Section 355(e) of the Code, to be not part of a plan that includes the Split-Off by reason of the application of Safe Harbor VII set forth in Treasury Regulation Section 1.355-7(d)(7), and (B) such Person is a Prohibited Party, then except as otherwise provided below in this Section 4.9(b), or in Section 4.9(c) or Section 4.9(q), (I) the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock purportedly Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of shares of Equity Stock (the “Excess Shares”), (II) the Excess Shares (rounded up to the nearest whole share) of Equity Stock shall be automatically transferred to a Trust, without any action on the part of the Corporation or any holder of shares of Equity Stock, in accordance with Section 4.9(f) below, and (III) such Purported Record Transferee (and such Purported Beneficial Transferee, if different) or, in the case of a Non-Transfer Event, the Person who, immediately prior to such automatic transfer, was the holder of record title to the shares of Equity Stock automatically transferred, shall submit the certificates representing such number of shares of Equity Stock to the Corporation, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Trust. Such transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates representing the shares of Equity Stock so transferred may be submitted to the Corporation at a later date. For purposes of this Section 4.9, (A) the number of shares of Equity Stock treated as acquired in the case of a Non-Transfer Event shall be equal to the number of shares which cause or result in an increase in the percentage of a Person’s Beneficial Ownership of the outstanding shares of Equity Stock, and (B) in the case of a Person described in clause (x), but not in clause (y), of this Section 4.9(b), Excess Shares shall not include such number of shares of Equity Stock, if any, as may be acquired by such Person without causing such Person to become a ten-percent shareholder of the Corporation, a controlling shareholder of the Corporation, or a member of a coordinating group that is a ten-percent shareholder of the Corporation or a controlling shareholder of the Corporation, each as defined in Treasury Regulation Section 1.355-7. The provisions of this Section 4.9(b) shall not apply to any SplitCo Excess Shares that were transferred to a trust pursuant to Article IV, Section C.2. of the SplitCo Restated Certificate of Incorporation prior to the Merger Effective Time (and that continue to be SplitCo Excess Shares immediately prior to the Merger Effective Time), and any such SplitCo Excess Shares shall be treated as provided by Section 4.9(f) below.

(c)  Waiver of Restrictions.

(i)            The Board may, in its sole discretion, waive the restrictions set forth in Section 4.9(b) with respect to a particular Transfer of shares of Equity Stock or a particular Non-Transfer Event in the event of an inadvertent violation of the provisions thereof by any Person, so long as such waiver is conditioned upon such Person promptly disposing (and such Person does in fact promptly dispose) of a sufficient number of shares of Equity Stock such that any such violation ceases to exist.

(ii)           Notwithstanding Section 4.9(b), any transfer of shares of Equity Stock by the Corporation to any Person, or by any Person to the Corporation, shall not constitute a Transfer or a Non-Transfer Event that is subject to the terms of Section 4.9(b).

(d)  Remedies for Breach.  If the Corporation, or its designees, shall at any time determine in good faith that a Transfer has taken place that triggers the automatic transfer provisions of Section 4.9(b) above or that a Person intends to acquire or has attempted to acquire, directly or indirectly, any shares of Equity Stock, which, if completed, would trigger the automatic transfer provisions of Section 4.9(b) above, the Corporation shall, and shall cause its agents to, take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition, but the failure to take any such action shall not affect the automatic transfer to a Trust in accordance with Section 4.9(f) below.

(e)  Notice of Restricted Transfer.  Any Person who acquires or attempts to acquire shares of Equity Stock, which, if such acquisition were completed, would trigger the automatic transfer provisions of Section 4.9(b) above, or any Person who owned shares of Equity Stock that were transferred to a Trust pursuant to Section 4.9(f) below, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event on the tax-free status of the Split-Off. In the event that a Person determines that Equity Stock has been acquired, and such acquisition would trigger the automatic transfer provisions of Section 4.9(b) above, such Person shall immediately give written notice to the Corporation of such acquisition and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition on the tax-free status of the Split-Off.

(f)  Transfer in Trust.  Upon the DIRECTV Effective Time, the Corporation shall create, or cause to be created, a Trust, and the audit committee of the Board shall designate a Trustee. Upon any purported Transfer or Non-Transfer Event that results in the transfer of Excess Shares to a Trust pursuant to Section 4.9(b) above, (i) the Corporation shall name a Beneficiary of the Trust and (ii) such Excess Shares, which shall have been automatically transferred to such Trust pursuant to Section 4.9(b) above, shall be held for the exclusive benefit of the Beneficiary. Any transfer of Excess Shares to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust. In addition, if a trustee of a trust holds SplitCo Excess Shares immediately prior to the Merger Effective Time as a result of the provisions of Article IV, Section C.2. of the SplitCo Restated Certificate of Incorporation (such trust, the “SplitCo Trust”), the Equity Stock issued in connection with the Splitco Merger in respect of the SplitCo Excess Shares will be deemed Excess Shares subject to the provisions of this Section 4.9 (including, for the avoidance of doubt and without limitation, Section 4.9(b)). In the case of Excess Shares held by the trustee of the SplitCo Trust, references herein to “Prohibited Owner”, “Trust”, “Trustee” and “Beneficiary” will have the meanings assigned to such terms in the SplitCo Restated Certificate of Incorporation. Excess Shares held in trust as described above shall be issued and outstanding shares of stock of the Corporation.

(g)  Dividend Rights; Reorganization.

(i)            The Trustee, as record holder of the Excess Shares, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner shall not be entitled to receive any dividends or distributions with respect to Excess Shares and shall be required to repay the amount or return, as applicable, to the Trust any dividends or distributions received by it (i) that are attributable to any Excess Shares and, (ii) in the case of Excess Shares transferred to a Trust under Sections 4.9(b) and (f), the record date of which was on or after the date that such shares were transferred to a Trust in accordance with Section 4.9(f). The Corporation shall take all measures that it determines are reasonably necessary to recover any such dividend or distribution paid or delivered to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock purportedly Beneficially Owned by the Person who, but for the provisions of this Section 4.9, would Beneficially Own the shares of Equity Stock that were transferred to the Trust and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends or distributions so received or withheld, as the case may be.

(ii)           Notwithstanding the provisions of Section 4.9(g)(i), the provisions of Section 4.9 shall apply to any shares of Equity Stock distributed in a Share Distribution in respect of Excess Shares (an “Event”). Any Excess Shares held by the Trustee following such Event shall continue to be treated as Excess Shares, and any Equity Stock distributed in respect of such Excess Shares pursuant to such Event shall be treated as Excess Shares. Following an Event, (x) a Prohibited Owner shall have the right to receive payment pursuant to Section 4.9(h) or 4.9(k) in respect of each Excess Share attributable to such Prohibited Owner in an amount adjusted to reflect such Event, and (y) the Corporation’s purchase price of each Excess Share attributable to a Prohibited Owner pursuant to Section 4.9(l) shall be adjusted to reflect such Event.

(iii)          Notwithstanding the provisions of Section 4.9(g)(i), and subject to the provisions of Section 4.9(g)(ii), the provisions of Section 4.9 shall apply to any property received in exchange for an Excess Share in any merger, reorganization, split-off or similar corporate transaction as if such property constituted an Excess Share, with appropriate adjustments made to reflect the terms of such exchange.

(h)  Liquidation of the Corporation.  In the event of any voluntary or involuntary liquidation or dissolution of, or winding up of, the Corporation, the Trustee, as the holder of Excess Shares, shall be entitled to receive, ratably with each other holder of shares of the same class of Equity Stock, that portion of the assets of the Corporation that is available for distribution to the holders of such class of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received with respect to the Excess Shares attributable to such Prohibited Owner upon such liquidation, dissolution or winding up; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, (I) in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock (or SplitCo Equity Stock) and which Transfer resulted in the transfer of such shares of Equity Stock (or SplitCo Equity Stock) to a Trust, the product of (x) the price per share, if any, such Prohibited Owner paid for such shares of Equity Stock (or SplitCo Equity Stock) and (y) the number of such shares of such class or series of Equity Stock (or SplitCo Equity Stock) which were transferred to the Trust, and (II) in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise), and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the transfer of the shares to the Trust, the product of (i) the price per share equal to the Market Price of such class or series of Equity Stock (or SplitCo Equity Stock) on the date of such Non-Transfer Event or purported Transfer and (ii) the number of shares of such class or series of Equity Stock (or SplitCo Equity Stock) which were transferred to the Trust. Any remaining amount in such Trust shall be distributed to the Beneficiary.

(i)  Voting Rights.  The Trustee, as record holder of the Excess Shares, shall have all voting rights with respect to those shares, which rights shall be exercised exclusively for the benefit of the Beneficiary. The Prohibited Owner shall have no voting rights with respect to any Excess Shares held in the Trust and, subject to applicable law, effective as of the date the shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void or revoke any vote by a Prohibited Owner as a purported holder of Excess Shares prior to the discovery by the Corporation that such shares of Equity Stock have been transferred to the Trust, in which case the vote of such Excess Shares shall be void ab initio, and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

(j)  Restrictions on Transfer; Sale of Excess Shares.

(i)            As soon as practicable after the Trustee acquires Excess Shares and complies with the last sentence of this Section 4.9(j)(i), but in an orderly fashion so as not to materially adversely affect the trading price of Equity Stock, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any Excess Shares held by the Trustee; provided, however, that (x) any Permitted Transferee so designated purchases for cash (whether in a public or private sale) the Excess Shares and (y) a Person may be designated as a Permitted Transferee only to the extent such Person may acquire the Excess Shares without violating any of the restrictions set forth in Section 4.9(b) above and without such acquisition resulting in the transfer of such shares to a Trust pursuant to Section 4.9(f) above. Subject to the foregoing, the Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all Excess Shares. Prior to any Transfer by the Trustee of any Excess Shares to a Permitted Transferee, the Trustee shall give not less than five Trading Days prior written notice to the Corporation of such intended Transfer and the Corporation must have waived in writing its purchase rights under Section 4.9(l) below if such intended Transfer would occur during the 30-day period referred to therein.

(ii)           Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 4.9(j), the Trustee shall cause to be Transferred to the Permitted Transferee Excess Shares acquired by the Trustee and subject to the provisions of this Section 4.9. The Trustee shall (x) cause to be recorded on the stock transfer books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, and (y) distribute to the Beneficiary any and all amounts held with respect to such shares of Equity Stock after making payment to the Prohibited Owner pursuant to Section 4.9(k) below.

(iii)          If the Transfer of Excess Shares to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 4.9(b) above, such Transfer shall be void ab initio as to that number of Excess Shares that causes the violation of any such restriction when such shares are Transferred and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such Equity Stock. Such shares of Equity Stock shall be automatically transferred to the Trust from which they were originally Transferred. Such transfer to the Trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Section 4.9 shall apply to such shares, including, without limitation, the provisions of Sections 4.9(j) through 4.9(l) with respect to any future transfer of such shares by the Trust.

(k)  Payments to Prohibited Owner.  Any Prohibited Owner shall be entitled (following the sale of Excess Shares to a Permitted Transferee in accordance with Section 4.9(j) above or following the acceptance of the offer to purchase such shares in accordance with Section 4.9(l) below) to receive from the Trustee following the sale or other disposition of such Excess Shares the lesser of (a)(i) in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock (or SplitCo Equity Stock) and which Transfer resulted in the transfer to a Trust of Excess Shares (or SplitCo Excess Shares), the product of (x) the price per share, if any, such Prohibited Owner paid for the shares of such class or series of Equity Stock (or SplitCo Equity Stock) that were transferred to the Trust and (y) the number of such shares of such class or series of Equity Stock (or SplitCo Equity Stock) that were transferred to the Trust and (ii) in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the transfer to a Trust of Excess Shares (or SplitCo Excess Shares), the product of (x) the price per share equal to the Market Price of such class or series of Equity Stock (or SplitCo Equity Stock) on the date of such Non-Transfer Event or purported Transfer and (y) the number of such shares of such class or series of Equity Stock (or SplitCo Equity Stock) that were transferred to the Trust, provided, that if the Trustee disposes of less than all of the Excess Shares attributable to the Prohibited Owner in a single disposition, the amount determined pursuant to this clause (a) shall be appropriately adjusted to reflect such partial disposition, or (b) the proceeds received by the Trustee from the sale or other disposition of such Excess Shares (net of any commissions and other expenses of sale) in accordance with Section 4.9(j) above or Section 4.9(l) below. Any amounts received by the Trustee in respect of such Excess Shares which are in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 4.9(k) shall be distributed to the Beneficiary. The Trustee and the Trust shall not be liable for, and each Beneficiary and Prohibited Owner shall be deemed to have irrevocably waived, any claim by a Beneficiary or Prohibited Owner arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 4.9(k) by, such Trustee.

(l)  Purchase Right in Stock Transferred to Trustee.  Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the price per share of the class or series of Equity Stock (or SplitCo Equity Stock) paid by the Prohibited Owner in the purported Transfer that resulted in the transfer of such Excess Shares (or SplitCo Excess Shares) to the Trust (or, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise), the Market Price of the class or series of Equity Stock (or SplitCo Equity Stock) on the date of such Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for the shares); provided, that, if Excess Shares are held in a Trust pursuant to the fourth sentence of Section 4.9(f) hereof, then the price per share or Market Price, as applicable, of the applicable series of SplitCo Equity Stock shall be adjusted to reflect the Splitco Exchange Ratio (as defined in the Merger Agreement). The Corporation shall have the right to accept such offer for a period of 30 days following the later of (x) the date of the Non-Transfer Event or purported Transfer which results in the transfer of Excess Shares (or SplitCo Excess Shares) to a Trust or (y) the date the Board first determines that a Non-Transfer Event or Transfer resulting in Excess Shares (or SplitCo Excess Shares) has occurred, if the Corporation does not receive a notice of such Non-Transfer Event or Transfer pursuant to Section 4.9(e).

(m)  Remedies Not Limited; Interpretations.  Nothing contained in this Article IV shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders from potential adverse tax effects that could result from certain changes in ownership of shares of Equity Stock. Notwithstanding anything herein to the contrary, the Board shall have the power and authority to administer the provisions of this Section 4.9 and to make all interpretations and determinations with respect thereto which, if made in good faith, and absent manifest error, shall be conclusive and binding.

(n)  Legend.  Each certificate for shares of Equity Stock (if and to the extent certificated) shall bear the following or a similar legend:

“The shares of DIRECTV (the “Corporation”) represented by this certificate are subject to restrictions on transfer and otherwise, as set forth in the Corporation’s Amended and Restated Certificate of Incorporation, including restrictions based upon a holder’s ownership of shares of Equity Stock, and to automatic transfer to a Trust upon the occurrence of certain events, all as set forth therein. Capitalized terms used herein and not defined herein are defined in the Corporation’s Amended and Restated Certificate of Incorporation.

The Corporation will furnish without charge, to each stockholder who so requests, a copy of the relevant provisions of the Corporation’s Amended and Restated Certificate of Incorporation, which set forth the limitations and restrictions on ownership or transfer of Equity Stock. Any such request may be addressed to the Secretary of the Corporation or to the transfer agent named on the face hereof.”

(o)  Severability.  Each provision of this Section shall be severable and an adverse judicial determination as to any such provision or a judicial modification of such provision shall in no way affect the validity of any other provisions.

(p)  NASDAQ Transactions.  Nothing in this Section 4.9 shall preclude the settlement of any transaction entered into through the facilities of the NASDAQ or any other national securities exchange or automated inter- dealer quotation system. In no event shall the existence or application of the preceding sentence have the effect of deterring or preventing the transfer to a Trust of Excess Shares as contemplated herein.

(q)  Exemption.  Notwithstanding anything set forth in this Section 4.9 to the contrary, (A) (i) any shares of Equity Stock that are Beneficially Owned (as defined in the Malone Agreement for purposes of this Section 4.9(q)) by a Malone and (ii) any shares of Equity Stock issued or issuable in respect of any Malone Awards (as well as the Malone Awards themselves) shall not be subject to this Section 4.9 and such shares of Equity Stock shall not be automatically transferable to a Trust or otherwise treated as Excess Shares, and any transfer of such shares of Equity Stock (or Malone Awards) by a Malone that is made in accordance with the terms of the Malone Agreement shall not constitute a Transfer or a Non-Transfer Event that is subject to the terms of Section 4.9(b), (B) any transfer of shares of Equity Stock in an Exempt Transfer (as defined in the Malone Agreement) that is made in accordance with the terms of the Malone Agreement shall not constitute a Transfer or a Non-Transfer Event that is subject to the terms of Section 4.9(b) and the shares of Equity Stock so transferred shall not be automatically transferable to a Trust or otherwise treated as Excess Shares, (C) the issuance of any shares of Equity Stock to a former holder of Subject Shares in connection with the exercise of the Redemption Right by the Corporation shall not constitute a Transfer or a Non-Transfer Event that is subject to the terms of Section 4.9(b) and the shares of Equity Stock so transferred shall not be automatically transferable to a Trust or otherwise treated as Excess Shares, and (D) any transfer of shares of Equity Stock to any Person in connection with the consummation of the transactions, including the Mergers and the Malone Contribution (each as defined in the Merger Agreement), specifically contemplated by the Transaction Agreements shall not constitute a Transfer or a Non-Transfer Event that is subject to the terms of Section 4.9(b). For the avoidance of doubt, the provisions of this Section 4.9(q) shall not affect any obligations of any holder thereof pursuant to Section 4 of the Malone Agreement.

Section 4.10  Consideration For Class B Common Stock in a Business Combination.  In the event of any merger, consolidation or other business combination involving the Corporation in which the holders of Common Stock receive cash, securities or other consideration, the per share consideration to be received in respect of shares of Class B Common Stock in such transaction shall not be less than the per share consideration to be received in respect of shares of Class A Common Stock.

Section 4.11  Redemption Right.

Subject to and on the terms and conditions set forth in this Certificate of Incorporation, the Corporation has the right to redeem Subject Shares on the terms set forth in this Section 4.11.

(a)  Redemption Right.

(i)            Upon the death of John C. Malone, the Corporation shall have the right (the “Redemption Right”), exercisable during the Redemption Period (as defined below) by action of the Independent Committee, to redeem all but not less than all of the Subject Shares held of record by each Malone and each Malone Related Person (as such term is defined in the Malone Agreement, without regard to clause (ii) of such definition), and if the Corporation elects to redeem all Subject Shares from each Malone and each Malone Related Person (as such term is defined in the Malone Agreement, without regard to clause (ii) of such definition), to redeem all but not less than all Subject Shares held by any one or more record owners of Subject Shares who are not a Malone or a Malone Related Person (as such term is defined in the Malone Agreement, without regard to clause (ii) of such definition).

(ii)           To exercise the Redemption Right the Corporation will give a single written notice (the “Corporation Notice”) to all holders of Subject Shares of its decision to exercise or not exercise the Redemption Right as to each holder of Subject Shares, at any time during the period commencing on the later of the date of the death of John C. Malone and the Merger Effective Time and ending at the Close of Business on the later of (x) the 50th day after the date on which any legal action that may be required to confirm the appointment of the personal representative(s) for the Estate or for the Estate to act through its personal representative(s) has been completed and (y) the tenth (10th) day following the Merger Effective Time (such period, the “Redemption Period”). The date the Corporation Notice is given to holders of Subject Shares is referred to as the “Redemption Exercise Date.” Any Subject Shares not called for redemption pursuant to a Corporation Notice on the Redemption Exercise Date will no longer be subject to the Redemption Right.

(iii)          The total consideration payable to a Holder for the Subject Shares to be purchased from such Holder will be an amount equal to 110% of the product of the Per Share Value, multiplied by the number of Subject Shares owned by such Holder as of (x) the date such Holder’s Holder Election Notice (as defined below) is given, or (y) if a Holder’s Holder Election Notice is not given to the Corporation at least 60 days prior to the Redemption Closing Date, the number of Subject Shares owned by such Holder as of the 60th day immediately preceding the Redemption Closing Date (each such amount, the “Redemption Price”).

(iv)          The Redemption Price will be payable in cash, in fully paid and nonassessable shares of Class A Common Stock, or any combination of the foregoing, as each Holder may elect, by written notice given to the Corporation at least 60 days prior to the Redemption Closing Date (each, a “Holder Election Notice”). The Holder Election Notice submitted by each Holder shall specify the portion, if any, of the Redemption Price to be paid in Class A Common Stock to such Holder (such portion in respect of such Holder, the “Stock Value”). The Redemption Price less the Stock Value is herein referred to as the “Redemption Closing Date Amount”. The Redemption Closing Date Amount together with the shares of Class A Common Stock, in the combination requested by the Holder, will be delivered to each such Holder on the Redemption Closing Date (as defined below). If a Holder’s Holder Election Notice is not given to the Corporation at least 60 days prior to the Redemption Closing Date, such Holder shall be deemed to have elected to be paid his, her or its Redemption Price in cash.

(v)           If a Holder has timely elected in accordance with Section 4.11(a)(iv) to receive any portion of the Redemption Price in shares of Class A Common Stock, the number of shares of Class A Common Stock to be delivered to such Holder on the Redemption Closing Date shall be equal to the quotient obtained by dividing (i) the Stock Value in respect of such Holder by (ii) the Per Share Value. The shares to be so delivered on the Redemption Closing Date will not have been registered for sale under the Securities Act and may not be sold except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. The Corporation will be under no obligation to register such shares for resale except as otherwise provided in a registration rights agreement to be entered into by the Corporation and the Holders on or prior to the Redemption Closing Date pursuant to which the Corporation shall grant to the Holders registration rights with respect to such shares no less favorable to the Holders than any registration rights heretofore or hereafter granted by the Corporation or The DIRECTV Group, Inc. to any Person with respect to shares of capital stock and otherwise on terms customary for similar agreements of similarly situated well-known seasoned issuers (the “Registration Rights Agreement”). The certificates for the shares of Class A Common Stock to be delivered to the Holders on the Redemption Closing Date shall bear a customary legend to the foregoing effect, but shall be free of any rights of the Corporation hereunder.

(vi)          Amounts payable pursuant to the Redemption Right in cash shall, unless otherwise agreed by the Corporation and each applicable Holder, be paid by wire transfer of immediately available funds on or prior to the Redemption Closing Date to an account designated in writing by each such Holder at least two (2) Business Days before the Redemption Closing Date.

(vii)         The Corporation Notice and the Holder Election Notice shall each be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to (a) the Corporation at the address specified in the Malone Agreement, and (b) a holder of Subject Shares, to the address noted in the stock transfer books of the Corporation for such record holder. Each such notice shall be deemed given on the date such notice is sent by the sender thereof.

(b)  Redemption Closing Date.  The consummation of the redemption of all Subject Shares (other than those that cease to be subject to the Redemption Right pursuant to Section 4.11(a)) following the exercise of the Redemption Right (the “Redemption Closing”) shall be held at 10:00 a.m. local time on the 155th day following the Redemption Exercise Date, or such other date and at such other time as the Holders and the Corporation may agree (the date on which any such Redemption Closing occurs is referred to herein as the “Redemption Closing Date”). The Redemption Closing shall take place at the principal offices of the Corporation or at such other place as the Holders and the Corporation may agree.

(c)  Redemption Closing Deliveries.  At the Redemption Closing, the Corporation shall pay to the Holder(s) (i) any portion of the Redemption Closing Date Amount that was required to be paid in cash in the manner provided in Section 4.11(a)(vi), as and if applicable, and (ii) deliver certificate(s) registered in the name of the applicable Holder for the number of shares of Class A Common Stock required to be delivered in payment of the Stock Value portion of the Redemption Price. At the Redemption Closing (x) the Corporation and each Holder receiving shares of Class A Common Stock will duly execute and deliver the Registration Rights Agreement and (y) each of the Holder(s) participating in the sale shall be required, as a condition to receiving payment, to deliver to the Corporation (i) a stock certificate or certificates, duly endorsed for transfer or in blank, representing such Person’s Subject Shares, (ii) if applicable, copies of Letters Testamentary or other documentation evidencing the authority of such Person to transfer any of the Subject Shares that are evidenced by certificates registered in the name of a Person other than such Seller, (iii) a certificate, executed by or on behalf of such Person, in which such Person represents and warrants to the Corporation that such Person has good title to the Subject Shares being sold by him, free and clear of any liens, claims, charges or encumbrances (other than such liens, claims, charges and encumbrances created pursuant to the Redemption Right, the Malone Agreement or federal or state securities laws, and other than any such liens or encumbrances permitted under the Malone Agreement and which liens or encumbrances will be released at the Redemption Closing) and has the legal authority to consummate such sale and (iv) such other certificates and documents as the Corporation may reasonably request.

Section 4.12  Reclassification.  The Corporation will not reclassify, subdivide or combine one class of Common Stock without reclassifying, subdividing or combining each other class of Common Stock on an equal per share basis.

ARTICLE V

Section 5.1  Perpetual Existence.

The Corporation shall have perpetual existence.

ARTICLE VI

Section 6.1  Composition of the Board.

(a)           The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not, by applicable law or this Certificate of Incorporation, directed or required to be exercised or done by stockholders.

(b)           Except as otherwise provided in this Certificate of Incorporation (including any provisions of the Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock), the number of directors shall be fixed from time to time exclusively by resolution adopted by the Board in accordance with the By-Laws of the Corporation (the “By-Laws”). Except as otherwise provided by the By-Laws, the election of directors need not be by written ballot.

(c)           The directors of the Corporation at the DIRECTV Effective Time shall be as provided in the Merger Agreement. The directors of the Corporation at the Merger Effective Time shall be of one class and shall have a term which expires at the first annual meeting of stockholders after the Merger Effective Time, which meeting shall occur during the first full calendar year following the year in which the Merger Effective Time occurs. Beginning with such first annual meeting, the Board shall be divided into three classes: Class I, Class II and Class III, the allocation of directors among such classes to be consistent with the applicable provisions set forth in the Merger Agreement. Subject to the terms of the Merger Agreement, the Board is expressly authorized to assign directors already in office to such classes at the time such classification becomes effective and to nominate persons for election to each class at such first annual meeting. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Class I directors shall be initially elected for a term expiring at the first annual meeting of stockholders held after such first annual meeting of stockholders. Class II directors shall be initially elected for a term expiring at the second annual meeting of stockholders held after such first annual meeting of stockholders. Class III directors shall be initially elected for a term expiring at the third annual meeting of stockholders held after such first annual meeting of stockholders. At each annual meeting of stockholders held after such first annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected in accordance with this Section 6.1(c) of Article VI for a term expiring at the third succeeding annual meeting of stockholders and until the election and qualification of their respective successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly-created directorship resulting from an increase in such class shall hold office in accordance with Section 6.2 of this Article VI, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Section 6.2  Vacancies

Except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, any vacancy on the Board resulting from death, resignation, retirement, disqualification, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors in accordance with the By-Laws shall be filled only in the manner provided in the By-Laws, or, if not so provided for therein, by the affirmative vote of (i) a majority of all the directors then in office, even if less than a quorum, or (ii) a duly appointed committee of the Board, but in any event not by the stockholders. Any director so chosen shall hold office until the next election of the class for which the director shall have been chosen, and until a successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office in accordance with this Certificate of Incorporation, the By-Laws or any applicable law or pursuant to an order of a court. If there are no directors in office, then an election of directors may be held in the manner provided by the By-Laws or, if not so provided for therein, by applicable law.

Section 6.3  Removal of Directors; Director Disqualification.

Except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, and subject to the succeeding paragraph of this Section 6.3, (i) no director may be removed from office without cause and (ii) a director may be removed for cause only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote for the election of directors, voting together as a single class; provided, however, that prior to the first annual meeting of stockholders after the Merger Effective Time, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote for the election of directors, voting together as a single class.

Unless otherwise determined by the Board, a Director who, at the time of taking office as a director, is an employee of the Corporation or any Subsidiary of the Corporation (an “Employee Director”), shall cease to be qualified to serve as a director and shall automatically cease to be a director (an “Employee Director Disqualification”) without any action on the part of the stockholders or the other members of the Board, if such person ceases to be an employee of the Corporation or any one of its Subsidiaries, with the disqualification of such director to take place upon the earliest of (i) such director’s cessation of employment, (ii) delivery by such Employee Director to the Corporation, or such Subsidiary or Subsidiaries, as the case may be, of a notice of resignation of employment, or (iii) delivery by the Corporation or one of its Subsidiaries, as the case may be, to such Employee Director of a notice of termination of employment.

Section 6.4  Election of Directors by Preferred Stockholders.

Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms.

Section 6.5  Independent Directors.

(a)           The Board shall consist of at least a majority of Independent Directors (where “Independent Director” means a Director who qualifies as an “Independent Director” under the By-Laws in effect from time to time).

(b)           The audit committee of the Board shall be comprised solely of Independent Directors who also satisfy such other standard for service on such committee as may be set forth from time to time in the By-Laws.

(c)           Each of the nominating/corporate governance committee and the compensation committee of the Board shall be comprised solely of Independent Directors who also satisfy such other standard for service on such committee as may be set forth from time to time in the By-Laws.

Section 6.6  Notice.  Advance notice of nominations for the election of directors and business to be transacted at any stockholders meeting shall be given in the manner and to the extent provided in the By-Laws.

ARTICLE VII

Section 7.1  Meetings of Stockholders.

Subject to any rights provided to the holders of any outstanding series of Preferred Stock, no action required or permitted to be taken by the stockholders of the Corporation shall be effected except at a duly called annual or special meeting of stockholders of the Corporation called in accordance with the By-Laws, and no action shall be taken by the stockholders by written consent; provided, however, that notwithstanding the foregoing, (i) the holders of the Class B Common Stock may take action by written consent solely for purposes of providing a Class B Consent, and (ii) the holders of any series of Preferred Stock may take action by written consent to the extent provided in a Preferred Stock Designation with respect to such Series. Except as otherwise required by law and subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board or (ii) if Section 4.4(d) is in force and effect in accordance with its terms, by or at the direction of the Board upon the written request of stockholders of the Corporation who Beneficially Own (as defined in the Malone Agreement), collectively, 10% or more of the Class A Common Stock then outstanding, and may not be called by any other person or persons. Business transacted at any special meeting is limited to the purposes stated in the notice.

Section 7.2  No Cumulative Voting.

Shares of capital stock of the Corporation shall not be entitled to cumulative voting.

ARTICLE VIII

Section 8.1  Limited Liability of Directors.

To the fullest extent permitted by the DGCL as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Section 8.1 is in effect shall be deemed to be doing so in reliance on the provisions of this Section 8.1, and neither the amendment or repeal of this Section 8.1, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 8.1, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal or adoption of an inconsistent provision.

If any provision of this Section 8.1 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, to the fullest extent possible, the other provisions of this Section 8.1 (including, without limitation, each such portion of any paragraph of this Section 8.1 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE IX

The provisions of this Article IX, except for this paragraph, are of no force or effect and shall remain of no force or effect, provided, however, that (i) if the Judgment Effective Date has not occurred prior to June 30, 2010, then the provisions of this Article IX shall automatically, and without any action on the part of the Corporation, the Board or the stockholders of the Corporation, become effective and be in full force and effect, and (ii) if the Judgment Effective Date has occurred prior to June 30, 2010, then upon the Judgment Effective Date, this paragraph shall automatically cease to be of any force or effect, and this Article IX (including this paragraph) shall be automatically repealed without any action on the part of the Corporation or the stockholders of the Corporation and be replaced with the words “Intentionally Omitted,” and the Corporation will issue a public announcement of such occurrence.

Section 9.1  Certain Acknowledgments.

In recognition and anticipation that (a) directors and officers of the Corporation who are not employees of the Corporation (the “Non-Employee Directors and Officers”) may serve as directors, officers, employees and agents of any other corporation, company, partnership, association, firm or other entity, including, without limitation, Subsidiaries and

Affiliates of the Corporation (“Other Entity”), (b) the Corporation, directly or indirectly, may engage and is expected to continue to engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage, (c) the Corporation may have an interest in the same areas of business opportunity as any Other Entity, (d) the Corporation may engage in material business transactions with any Other Entity and its Affiliates, including (without limitation) receiving services from, providing services to or being a significant customer or supplier to such Other Entity and its Affiliates, and that the Corporation and such Other Entity or one or more of their respective Affiliates may benefit from such transactions, and (e) as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any Non-Employee Directors and Officers of the Corporation (including any such persons who are also directors, officers or employees of any Other Entity), be determined and delineated in respect of (x) any transactions between the Corporation and its Affiliates, on the one hand, and such Other Entity and its Affiliates, on the other hand, and (y) any potential transactions or matters that may be presented to Non-Employee Directors and Officers of the Corporation, or of which such officers or directors may otherwise become aware, which potential transactions or matters may constitute business opportunities of the Corporation or any of its Affiliates, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with such Other Entity and of the benefits to be derived by the Corporation by the possible service as directors or officers of the Corporation and its Subsidiaries of Persons who may also serve from time to time as directors, officers and employees of such Other Entity, the provisions of this Article IX will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation in relation to such Other Entity and its Affiliates, and as such conduct and affairs may involve such Other Entity’s respective directors, officers and employees, and the powers, rights, duties and liabilities of the Corporation and its Non-Employee Directors and Officers in connection therewith and in connection with any potential business opportunities of the Corporation. Any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article IX. References in this Article IX to “directors,” “officers” or “employees” of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

Section 9.2  Duties of Directors and Officers Regarding Potential Business Opportunities.

If a Non-Employee Director and Officer of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Subsidiaries, in which the Corporation could, but for the provisions of this Article IX, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”), (i) such Non-Employee Director and Officer will, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation, or to refrain from referring such Potential Business Opportunity to any Other Entity, or to give any notice to the Corporation regarding such Potential Business Opportunity (or any matter related thereto), (ii) any Other Entity may engage or invest in, independently or with others, any such Potential Business Opportunity, (iii) the Corporation shall not have any right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom, and (iv) the Corporation shall have no interest or expectancy, and hereby specifically renounces any interest or expectancy, in any such Potential Business Opportunity, unless both the following conditions are satisfied: (A) such Potential Business Opportunity was expressly offered to a Non-Employee Director or Officer of the Corporation solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any Subsidiary of the Corporation and (B) such opportunity relates to a line of business in which the Corporation or any of its Subsidiaries is then directly engaged.

Section 9.3  Amendment of Article IX.

No alteration, amendment or repeal of, or adoption of any provision inconsistent with, any provision of this Article IX will have any effect upon (a) any agreement between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction effected in connection with the performance of any such agreement, whether such transaction is effected before or after the Amendment Time, (b) any transaction entered into between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, before the Amendment Time, (c) the allocation of any business opportunity between the Corporation or an Affiliate thereof and any Other Entity before the Amendment Time, or (d) any duty or obligation owed by any Non-Employee Director and Officer of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such Non-Employee Director and Officer was offered, or of which such Non-Employee Director and Officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

ARTICLE X

Section 10.1  Additional Class B Consent Rights.

So long as any shares of Class B Common Stock are issued and outstanding, unless the Corporation shall have obtained a Class B Consent with respect to such amendment, alteration, repeal, addition or insertion, (x) the Corporation will not amend, alter or repeal the provisions of this Section 10.1 or any of Sections 4.4, 4.5, 4.6, 4.7, 4.8, 4.9(q), 4.10, 4.11 or 4.12 of this Certificate of Incorporation (including by merger or consolidation with a Subsidiary of the Corporation, but subject to the second sentence of this Section 10.1), and (y) the Corporation will not amend, alter or repeal any provision of this Certificate of Incorporation or add to or insert any provision in this Certificate of Incorporation (including by merger or consolidation with a Subsidiary of the Corporation, but subject to the second sentence of this Section 10.1), if, solely with respect to this clause (y), (1) such amendment, alteration, repeal, addition or insertion would result, directly or indirectly, in the reclassification or recapitalization of the then outstanding shares of Common Stock into securities of the Corporation or any of its Subsidiaries (or securities convertible into or exchangeable for, or which evidence the right to purchase, securities of the Corporation) and (2)(A) the securities to be held or received by the holders of Class B Common Stock as a result of such reclassification or recapitalization (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) would have no voting power, or would have Per Share Voting Power of less than fifteen times the Per Share Voting Power of the securities (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) to be held or received as a result of such reclassification or recapitalization by the holders of shares of Class A Common Stock (or, if there are two or more other classes of Common Stock then outstanding, that class of Common Stock holding or receiving, as a result of such reclassification or recapitalization, securities (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) having the next highest Per Share Voting Power relative to the securities (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) to be held or received by the holders of Class B Common Stock), or (B) the securities to be held or received by the holders of Class C Common Stock as a result of such reclassification or recapitalization (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) would be entitled to vote with respect to matters upon which securities holders of the issuer thereof are generally entitled to vote (other than to an extent no greater than the holders of Class C Common Stock are entitled to vote upon matters as provided in this Certificate of Incorporation). For the avoidance of doubt, (1) this Section 10.1 is not intended to and shall not limit the ability of the Corporation to enter into an agreement of merger or consolidation in connection with an acquisition, change of control, or other business combination transaction pursuant to which the outstanding shares of Common Stock are to be converted into or exchanged for cash, stock, securities or property of another Person or Persons not affiliated with the Corporation, or of any Person affiliated with the Corporation if as part of such transaction the holders of shares of Common Stock or other equity securities of another Person not affiliated with the Corporation will also be converted into or exchanged for cash, stock, securities or property of such Person affiliated with the Corporation, whether or not such merger, consolidation or other business combination transaction would result in or involve, directly or indirectly, any of the actions set forth in clauses (x) and (y) in the first sentence of this Section 10.1, and (2) no Class B Consent shall be required in connection therewith except in the case of any such agreement of merger or consolidation entered into solely with one or more Subsidiaries or Affiliates of the Corporation for the purpose of evading the restrictions and limitations set forth in this Section 10.1.

ARTICLE XI

Section 11.1  Certain Defined Terms.  Unless specifically provided to the contrary or the context otherwise requires, the terms defined below will have, for all purposes of this Amended and Restated Certificate of Incorporation, the meanings herein specified:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such Person, and with respect to a natural Person, such Person’s immediate family members and any trust, partnership, limited liability company or similar vehicle established and maintained for the benefit of such first Person.

“Beneficial Ownership” shall mean beneficial ownership for U.S. federal income tax purposes. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Beneficiary” shall mean, with respect to the Trust, one or more organizations described in each of Section 170(b)(l)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 4.9(f) above; provided that for purposes of Excess Shares held in a trust pursuant to the fourth sentence of Section 4.9(f) hereof, “Beneficiary” shall have the meaning assigned to it in the SplitCo Restated Certificate of Incorporation.

“Class A Consent” means the consent or affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, which consent or affirmative vote may be obtained at an annual or special meeting of stockholders of the Corporation or by written consent pursuant to this Certificate of Incorporation.

“Class A Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for shares of Class A Common Stock.

“Class B Consent” means the prior consent or affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, which consent or affirmative vote may be obtained at an annual or special meeting of stockholders of the Corporation or by written consent pursuant to this Certificate of Incorporation.

“Class B Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for shares of Class B Common Stock.

“Class C Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for shares of Class C Common Stock.

“Close of Business” has the meaning ascribed thereto in the Malone Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms “Controls”, “Controlled” and “Controlling” will have corresponding meanings.

“Convertible Securities” means (x) any securities of the Corporation (other than any class of Common Stock) that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of the Corporation or any other Person, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise, and (y) any securities of any other Person that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of such Person or any other Person (including the Corporation), whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

“DIRECTV Effective Time” shall have the meaning set forth in the Merger Agreement.

“DIRECTV Merger” shall have the meaning set forth in the Merger Agreement.

“Equity Stock” shall mean any and all shares, interests, participation rights or other equivalents (however designated, whether voting or nonvoting) of capital stock, membership interests or equivalent ownership interests in or issued by the Corporation; it being understood that Equity Stock shall include shares of Common Stock of the Corporation.

“Estate” has the meaning ascribed thereto in the Malone Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Holder” means the record holder of any Subject Shares with respect to which the Redemption Right is exercised in accordance with Section 4.11.

“Independent Committee” means a committee of the Board of Directors consisting exclusively of Independent Directors, as determined in accordance with the By-Laws of the Corporation.

“Judgment Effective Date” means the date on which the final approval and entry of judgment by the Court of Chancery of the State of Delaware pursuant to the Stipulation of Settlement becomes final and no longer subject to further direct appeal or other direct review, whether by exhaustion of any possible appeal, lapse of time, or otherwise.

“Liberty” shall have the meaning set forth in the Merger Agreement.

“Malone” or “Malones” shall have the meaning set forth in the Malone Agreement.

“Malone Agreement” means the Voting and Right of First Refusal Agreement, dated as of May 3, 2009, as it may be amended from time to time, by and among Liberty Entertainment, Inc., a Delaware corporation, The

DIRECTV Group, Inc., a Delaware corporation, the Corporation, Dr. John C. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust A and The Evan D. Malone Trust A.

“Malone Awards” shall have the meaning set forth in the Malone Agreement.

“Market Price” of any class or series of Equity Stock (or SplitCo Equity Stock) means, on any date of determination:

(1)           if, at the date of determination, the security is reported on the NASDAQ—Global Select Market or listed on a national securities exchange in the United States, then the Market Price shall be deemed to be the Volume Weighted Average Trading Price of the daily sales prices as reported on the NASDAQ—Global Select Market, and, if not so listed, shall be deemed to be the Volume Weighted Average Trading Price of the daily sales prices as reported on such national securities exchange other than the NASDAQ—Global Select Market or on the New York Stock Exchange, as applicable, in each case for the five (5) consecutive Trading Days preceding and ending on the Trading Day immediately prior to the date of determination.

(2)           if, at the date of determination, the security is not so listed or reported, but a “regular, active public market” exists for such security (as determined in the good faith, sole discretion of the Board, whose decision shall be conclusive and binding), then the Market Price shall be deemed to be the Volume Weighted Average Trading Price of the daily bid and ask quotations in the over-the-counter market for the security for the five (5) consecutive Trading Days preceding and ending on the Trading Day immediately prior to the date of determination. For purposes of the foregoing, a market in which trading is sporadic and the ask quotations generally exceed the bid quotations by more than 15% shall not be deemed to be a “regular, active public market;” or

(3)           if, at the date of determination, neither clause (1) nor clause (2) of this definition applies, then the Market Price shall be deemed to be the fair market value of the security as determined in the good faith, sole discretion of the Board, whose determination shall be conclusive and binding.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of May 3, 2009, as it may be amended from time to time, by and among Liberty, Splitco, The DIRECTV Group, Inc., the Corporation, DTVG One, Inc. and DTVG Two, Inc.

“Merger Effective Time” shall have the meaning set forth in the Merger Agreement.

“Non-Transfer Event” shall mean an event (other than a purported Transfer) occurring after the Merger Effective Time that would cause or result in a direct or indirect increase in the percentage of any Person’s ownership of the outstanding shares of Equity Stock (as determined by reference to Section 355(e) of the Code, taking into account applicable constructive ownership rules and any Treasury regulations promulgated thereunder), provided that the consummation of the transactions, including the Mergers and the Malone Contribution (each as defined in the Merger Agreement), specifically contemplated by the Transaction Agreements (and the receipt of, or transfer of, shares of Equity Stock in connection therewith) shall not result in or constitute a “Non-Transfer Event”; and provided, further, that the redemption, purchase or other acquisition by the Corporation or any of its Subsidiaries of shares of Equity Stock shall not result in or constitute a “Non-Transfer Event.” “Non-Transfer Event” shall also include an event (other than a purported Transfer) occurring before the Merger Effective Time that resulted in the transfer to a trust of SplitCo Excess Shares in exchange for which Equity Stock was issued in the Splitco Merger.

“Per Share Value” means the average of the Market Prices of the Class A Common Stock for the period of 30 consecutive trading days ending on the last trading day prior to the date of John C. Malone’s death, appropriately adjusted to take into account any stock dividends on the Class A Common Stock, or any stock splits, reclassifications or combinations of the Class A Common Stock, during the period following the first of such 30 trading days and ending on the last full trading day immediately preceding the Redemption Closing Date; provided, that if John C. Malone’s death occurs prior to the date of issuance of the Class A Common Stock or if the Class A Common Stock is not traded regular way on any date within such 30 consecutive trading day period, then references in this definition to “Class A Common Stock” for each such date shall be to the common stock, par value $0.01 per share, of The DIRECTV Group, Inc. The Per Share Value will be appropriately adjusted after the determination thereof to reflect the effects of any stock split, stock dividend, reverse split and similar event occurring after the date of determination of such Per Share Price.

“Permitted Transferees” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 4.9(j) above.

“Person” shall mean (a) an individual or any corporation, partnership, limited liability company, estate, trust, association, private foundation, joint stock company or any other entity, (b) a “group” as the term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but shall not include an underwriter that participates in a public offering of stock (including Equity Stock) for a period of 90 days following purchase by such underwriter of such stock, and (c) a “person” as such term is used in Section 355(e) of the Code.

“Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to shares of Equity Stock by the provisions of Section 4.9; provided that for purposes of Excess Shares held in a trust pursuant to the fourth sentence of Section 4.9(f) hereof, “Prohibited Owner” shall have the meaning assigned to it in the SplitCo Restated Certificate of Incorporation.

“Prohibited Party” shall mean, collectively, (x) any Person that had an agreement, understanding, arrangement, or engaged in substantial negotiations (within the meaning of Treasury Regulation Section 1.355-7), in each case, regarding an acquisition of Equity Stock, or capital stock of Liberty, Splitco or The DIRECTV Group, Inc. during the two (2) year period preceding the Split-Off and (y) (i) any Person from whom ownership of Equity Stock would be attributed to the Person described in clause (x) hereof for purposes of Section 355(e) of the Code and (ii) any member of a “coordinating group” as defined in Treasury Regulation Section 1.355-7(h)(4) that includes the Person described in clause (x) hereof (or any Person from whom ownership of Equity Stock would be attributed to such member for purposes of Section 355(e) of the Code).

“Prohibition Period” shall mean the period beginning at the Split-Off Effective Time and ending on the day after the date that is the one year anniversary of the date of the Split-Off Effective Time; provided that if, (a) prior to the day after the date that is the one year anniversary of the date of the Split-Off Effective Time, a Prohibited Party enters into an agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulation Section 1.355-7) (collectively, an “Agreement”) which contemplates a transaction which, if consummated prior to such day, would constitute a Transfer or Non-Transfer Event that would result in Excess Shares being transferred to a Trust and (b) such Prohibited Party entered into an Agreement with respect to such transaction or a similar acquisition (within the meaning of Treasury Regulation Section 1.355-7) on or prior to the date of the Split-Off Effective Time, then with respect to such Prohibited Party only, the Prohibition Period shall be extended until the later to occur of one day after (i) the date that is the two year anniversary of the date of the Split-Off Effective Time, and (ii) the date that is the six month anniversary of the date such transaction is consummated or such Agreement is terminated, as the case may be.

“Prospective Purchaser” has the meaning ascribed thereto in the Malone Agreement.

“Public Transfer” means a Transfer that (i) is effected on any stock exchange, in the over-the-counter market, or on any electronic screen-based or automated securities trading market and (ii) which involves a broker, dealer or market maker.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer of Beneficial Ownership of shares of Equity Stock that results in the automatic transfer of Excess Shares to a Trust, the purported transferee of Beneficial Ownership of such shares if such purported Transfer had not been prohibited by Section 4.9.

“Purported Record Transferee” shall mean, with respect to any purported Transfer of Beneficial Ownership of shares of Equity Stock that results in the automatic transfer of Excess Shares to a Trust, the purported record transferee of such shares if such purported Transfer had not been prohibited by Section 4.9.

“Split-Off” shall have the meaning set forth in the Merger Agreement.

“Split-Off Effective Time” shall have the meaning set forth in the Merger Agreement.

“Splitco” shall have the meaning set forth in the Merger Agreement.

“SplitCo Equity Stock” shall have the meaning set forth in the SplitCo Restated Certificate of Incorporation for “Equity Stock.”

“SplitCo Excess Shares” shall have the meaning set forth in the SplitCo Restated Certificate of Incorporation for “Excess Shares.”

“Splitco Merger” shall have the meaning set forth in the Merger Agreement.

“SplitCo Restated Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of Splitco dated November 19, 2009, without giving effect to any amendment thereof subsequent to such date.

“Stipulation of Settlement” means the Stipulation and Agreement of Compromise, Settlement and Release made and entered into on October 16, 2009, by and among the parties to the action captioned In re The DirecTV Group, Inc., Shareholder Litig., Consolid. C.A. No. 4581-VCP, pending before the Court of Chancery of the State of Delaware, by their respective undersigned counsel.

“Subject Shares” means the shares of Class B Common Stock outstanding at the time of the exercise of the Redemption Right that are not held of record by any Prospective Purchaser or any direct or indirect transferee of any Prospective Purchaser which transferee is not a Member (as defined in the Malone Agreement).

“Subsidiary” when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) 50% of the equity or (B) 50% of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns at least 50% of the equity interests thereof or (B) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under GAAP.

“Trading Day” shall mean 9:30 a.m. through 4:00 p.m., Eastern Time, of any day on which the principal national securities exchange on which any of the shares of Equity Stock (or SplitCo Equity Stock) are listed or admitted to trading is open for the transaction of business or, if none of the shares of Equity Stock (or SplitCo Equity Stock) are listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transaction Agreements” shall have the meaning set forth in the Merger Agreement.

“Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of Beneficial Ownership of Equity Stock occurring after the Merger Effective Time, whether voluntary or involuntary and whether by operation of law or otherwise, provided that, solely for purposes of Section 4.9, the consummation of the transactions, including the Mergers and the Malone Contribution (each as defined in the Merger Agreement), specifically contemplated by the Transaction Agreements (and the receipt of, or transfer of, shares of Equity Stock in connection therewith) shall not result in or constitute a “Transfer.” “Transfer” (as a verb) shall have the correlative meaning. “Transfer” shall also include any sale, transfer, gift, assignment, devise or other disposition occurring prior to the Merger Effective Time that resulted in the transfer to a trust of SplitCo Excess Shares in exchange for which Equity Stock was issued in the Splitco Merger.

“Trust” shall mean the trust created and administered in accordance with the terms of Section 4.9(f), for the exclusive benefit of any Beneficiary; provided that for purposes of Excess Shares held in a trust pursuant to the fourth sentence of Section 4.9(f) hereof, “Trust” shall have the meaning assigned to it in the SplitCo Restated Certificate of Incorporation.

“Trustee” shall mean any Person, unaffiliated with both the Corporation and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Equity Stock that would have been owned of record by the Prohibited Owner), designated by the audit committee of the Board to act as trustee of the Trust, or any successor trustee thereof; provided that for purposes of Excess Shares held in a trust pursuant to the fourth sentence of Section 4.9(f) hereof, “Trustee” shall have the meaning assigned to it in the SplitCo Restated Certificate of Incorporation.

“Underlying Securities” means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities are directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.

“Volume Weighted Average Trading Price” means, with respect to any Trading Day, the weighted average of the reported per share prices at which transactions in the relevant Equity Stock (or SplitCo Equity Stock) are executed on the NASDAQ or other national securities exchange during such Trading Day (weighted based on the number of shares of the relevant Equity Stock or SplitCo Equity Stock traded), as such weighted average price appears on the Bloomberg screen “Volume at Price” page for such Equity Stock (or SplitCo Equity Stock).

“Voting Securities” means the Class A Common Stock, Class B Common Stock and any series of Preferred Stock which by the terms of its Preferred Stock Designation is designated as a voting security, provided that each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for in the applicable Preferred Stock Designation or as may be required under the laws of the State of Delaware.

ARTICLE XII

Section 12.1  Amendment of By-Laws.

(a)           In furtherance and not in limitation of the powers conferred by the DGCL and subject to Section 12.1(b) below, the Board is expressly authorized to adopt, amend or repeal the By-Laws at any meeting of the Board by the affirmative vote of a majority of the whole Board unless the By-Laws require a vote of a larger portion of the Board for the adoption, amendment or repeal of the By-Laws (or any provisions thereof) in which case the Board may adopt, amend or repeal such By-Laws (or such provisions thereof) only with such vote of a larger portion of the Board, or by taking action by unanimous written consent. Subject to Section 12.1(b) below, the By-Laws may also be altered, amended or repealed at any meeting of stockholders, or at any special meeting of the holders of shares of stock entitled to vote thereon called by the Board for that purpose, by the affirmative vote of not less than a majority of the voting power of all outstanding shares of all classes and series of capital stock of the Corporation entitled to vote thereon, voting as a single class.

(b)           Notwithstanding Section 12.1(a) hereof and paragraph (a) of Article IX of the By-Laws, the definition of Qualifying Director (as defined in the By-Laws), Section 12 of Article II of the By-Laws and Section 6 of Article III of the By-Laws may be altered, amended or repealed only by (i) the approval of a majority of the whole Board (which must include the unanimous approval of the Qualifying Directors (as defined in the By-Laws) then serving on the Board) or (ii) the approval of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock (other than shares held by the Malones); provided, however, that no such amendment by the Board pursuant to the preceding clause (i) may be made prior to the third anniversary of the Merger Effective Time (as defined in the Merger Agreement); provided, further, that Section 12 of Article II of the By-Laws, Section 6 of Article III of the By-Laws and this Section 12.2 shall cease to be of any force or effect and shall be automatically repealed without any action on the part of the Corporation or the stockholders of the Corporation and replaced with the words “Intentionally Omitted” (and the Corporation will issue a public announcement of such occurrence) upon the earliest to occur of (x) such time as the Malones in the aggregate do not own shares of Class B Common Stock entitling them to vote at least 10% of the combined voting power of all outstanding shares of Class A Common Stock and Class B Common Stock, (y) the death of Mr. John C. Malone and (z) June 30, 2010, if the Judgment Effective Date has not occurred as of such date.

Section 12.2  Amendment of Certificate of Incorporation.

Subject to compliance with Section 10.1, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

ARTICLE XIII

Section 13.1  Severability.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf by the undersigned authorized officer on November 18, 2009.

By:	/s/ Larry D. Hunter Name: Larry D. Hunter Title: Executive Vice President